Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE AMENDS AND EXTENDS SENIOR CREDIT FACILITY

Increases Senior Credit Facility Term Loans by $75 million

Net Proceeds and Cash used to redeem all $115.3 million of Senior Secured Notes

LAWRENCE, Kan., Nov. 18, 2009 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported it closed on an amended and extended credit facility on November 17, 2009.

Among other things, the amended and extended credit facility:

•                  extended the maturity by up to two years to March 31, 2014 on $203.0 million of the $289.5 million previously existing term loans;

•                  increased the Company’s term loan borrowings by $75 million also due March 31, 2014; and

•                  replaced the Company’s $25 million revolving credit facility scheduled to mature on April 18, 2010 with a $15 million revolving credit facility maturing March 31, 2013.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “I was pleased that so many of our existing lenders wanted to extend and in some cases increase their investment in our facility.  Our ability to generate over $40 million of cash in the first nine months of 2009 allowed us to redeem all $115.3 million of our Senior Secured Notes with only a $75 million increase in our credit facility.  As a result, total debt outstanding, excluding capital leases, is approximately $474.8 million upon completion of the refinancing, compared to $515.2 million as of September 30, 2009.  At current interest rates, we expect to achieve cash interest savings of approximately $1.5 million per year as a result of the refinancing in addition to creating additional flexibility with the extension of our debt maturities.”

The maturity dates of the new and extended term loans and revolving credit facility will accelerate to December 14, 2012 if, on that date, the maturity date for the Company’s Unsecured Term Loans currently scheduled for March 14, 2013 is not extended to at least 91 days after March 31, 2014 or the Unsecured Term Loans are not refinanced with permitted indebtedness maturing after such time.

The proceeds from the new term loans, together with excess cash, were deposited with the trustee for the 12% Senior Secured Notes due November 2011 in order to redeem all $115.3 million of outstanding Senior Secured Notes. On November 17, 2009, the Senior Secured Notes were called for redemption effective December 17, 2009 and the obligations of the Company with respect to the Senior Secured Notes were satisfied and discharged.

The new and extended term loans as well as borrowings under the new revolving credit facility will bear interest at a margin of 4.25% over LIBOR, subject to a 2% floor, for LIBOR based borrowings and a margin of 3.25% over the Base Rate, subject to a 3% floor, for Base Rate borrowings.  The unextended term loans will continue to bear interest at 2.25% over LIBOR for LIBOR based borrowings and 1.25% over the Base Rate for Base Rate borrowings.  The new revolving credit facility also includes an unused commitment fee equal to 1.0%.  The Company paid approximately $5.3 million in fees to the new and extending lenders in connection with the amended and extended facility.

J.P. Morgan Securities Inc. acted as the sole bookrunner and sole lead arranger of the transaction, and Kirkland & Ellis LLP served as legal counsel to the Company.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, potential savings as a result of the amended and extended credit facility. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s filings with the SEC, and available under the Investor Relations section of the Company’s website at www.protectionone.com and the SEC’s website at www.sec.gov.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.